DECKERS BRANDS REPORTS SECOND QUARTER FISCAL 2022 FINANCIAL RESULTS

Goleta, California (October 28, 2021) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories, today announced financial results for the second fiscal quarter ended September 30, 2021. The Company also provided an update to its financial outlook for the full fiscal year ending March 31, 2022.

•Second Quarter Fiscal 2022 Revenue Increased 15.8% to $721.9 Million
•Fiscal Year 2022 Revenue Outlook Maintained at Growth Rate to Prior Year of 18.0% to 20.0%
•Fiscal Year 2022 Earnings Per Share Outlook Updated to Range of $14.15 to $15.15

"Deckers robust first half growth when compared to both the prior year and two years ago, reflects the increasing global footprint of HOKA, and the UGG brand's evolution beyond women's footwear," said Dave Powers, President and Chief Executive Officer. "While we experienced global supply chain challenges during the quarter, we have confidence in our year, and we are aggressively pursuing market share with our in-demand brands by leaning on our global omni-channel organization. We believe that our nimble operations will navigate this dynamic environment and allow our brands to execute Deckers successful long-term strategies."

Second Quarter Fiscal 2022 Financial Review

•Net sales increased 15.8% to $721.9 million compared to $623.5 million for the same period last year. On a constant currency basis, net sales increased 14.8%.
•Gross margin was 50.9% compared to 51.2% for the same period last year.
•SG&A expenses were $238.9 million compared to $190.4 million for the same period last year.
•Operating income was $128.2 million compared to $128.6 million for the same period last year.
•Income tax expense was $25.6 million compared to $26.4 million for the same period last year.
•Diluted earnings per share was $3.66 compared to $3.58 for the same period last year.

Brand Summary

•UGG® brand net sales for the second quarter increased 8.0% to $448.4 million compared to $415.1 million for the same period last year.
•HOKA® brand net sales for the second quarter increased 47.0% to $210.4 million compared to $143.1 million for the same period last year.
•Teva® brand net sales for the second quarter increased 4.0% to $28.8 million compared to $27.7 million for the same period last year.
•Sanuk® brand net sales for the second quarter increased 6.2% to $10.1 million compared to $9.5 million for the same period last year.
•Other brands, primarily composed of Koolaburra®, net sales for the second quarter decreased 14.1% to $24.2 million compared to $28.2 million for the same period last year.

Channel Summary (included in the brand net sales numbers above)

•Wholesale net sales for the second quarter increased 20.7% to $545.2 million compared to $451.6 million for the same period last year.
•Direct-to-Consumer (DTC) net sales for the second quarter increased 2.8% to $176.7 million compared to $171.9 million for the same period last year. Comparable DTC net sales increased 1.0% over the same period last year.

Geographic Summary (included in the brand and channel net sales numbers above)

•Domestic net sales for the second quarter increased 20.4% to $514.6 million compared to $427.4 million for the same period last year.
•International net sales for the second quarter increased 5.7% to $207.3 million compared to $196.1 million for the same period last year.

Balance Sheet (September 30, 2021 as compared to September 30, 2020)

•Cash and cash equivalents were $746.2 million compared to $626.4 million.
•Inventories, which include amounts in-transit, were $636.3 million compared to $484.1 million.
•There were no outstanding borrowings compared to $39.9 million.

Stock Repurchase Program

During the second quarter, the Company repurchased approximately 133 thousand shares of its common stock for a total of $53.8 million at an average price paid per share of $406.00. As of September 30, 2021, the Company had $674.7 million remaining under its stock repurchase authorization.

Full Year Fiscal 2022 Outlook for the Twelve Month Period Ending March 31, 2022

•Net sales are still expected to be in the range of $3.01 billion to $3.06 billion.
•Gross margin is now expected to be approximately 51.5%.
•SG&A expenses as a percentage of sales are now projected to be approximately 34.0%.
•Operating margin is now expected to be in the range of 17.0% to 18.0%.
•Effective tax rate is still expected to be approximately 23.0%.
•Diluted earnings per share is now expected to be in the range of $14.15 to $15.15.
•The earnings per share guidance does not assume any impact from additional share repurchases.

COVID-19 Update

The Company continues to assess and modify its operations in response to the COVID-19 pandemic. The Company will continue to review expert agency guidelines, as well as information from health officials and local authorities, to determine the appropriate scope of operations and allocation of resources necessary to navigate this dynamic and unprecedented environment.

Supply Chain
The Company maintains a network of strategic sourcing partners which includes material vendors and third-party manufacturers. During the second quarter, the Company experienced delays and disruption within its sourcing network related to the COVID-19 pandemic. However, due to the Company's low exposure of factories located in Southern Vietnam, combined with the Company's dual sourcing capabilities enabling production shifts to alternate locations, the Company has been able to mitigate any material production disruption experienced to date during fiscal year 2022.

Furthermore, as part of the Company's ongoing sourcing strategy, production capacity has been added with existing sourcing partners, and additional long-term strategic sourcing partners have been onboarded to further diversify the Company's country level manufacturing. These efforts are intended to support the Company's growing brands as well as potentially mitigate similar pressures in future periods.

Year to date, the most significant macro-level supply chain impacts the Company has experienced are extended transit lead times and cost pressures related to container shortages, port congestion, and trucking scarcity that have caused shipping delays and a higher usage of air freight. The full effect and duration of disruptions and delays are not yet known, but the Company will continue to monitor the situation closely and is actively working to navigate these pressures.

The Company's distribution centers, both owned and third-party facilities that are leveraged to service its operations, are currently in operation and supporting ongoing logistics. However, certain facilities are experiencing operational challenges that may cause further delays and cost pressures in future periods.

The Company's wholesale partners and third-party logistics providers are also experiencing capacity constraints and labor shortages, which are having and may continue to have an adverse effect on the Company's operations.

Non-GAAP Financial Measures

In certain instances the Company may present financial measures that were not prepared in accordance with generally accepted accounting principles in the United States (non-GAAP financial measures), including constant currency, to provide information that may assist investors in understanding its financial results and assessing its prospects for future performance. The Company believes these non-GAAP financial measures are important indicators of its operating performance because they exclude items that are unrelated to, and may not be indicative of, its core operating results.

The non-GAAP financial measures presented by the Company may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, in order to calculate constant currency information, the Company calculates the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and remeasurements in the condensed consolidated financial statements. Further, the Company reports comparable DTC sales on a constant currency basis for DTC operations that were open throughout the current and prior reporting periods, and may adjust prior reporting periods to conform to current year accounting policies. These non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period to period.

Conference Call Information

The Company’s conference call to review the results for the second quarter fiscal year 2022 will be broadcast live today, Thursday, October 28, 2021, at 4:30 pm Eastern Time and hosted at ir.deckers.com. You can access the broadcast by clicking on the link within the "Webcast" box at the top of the page. A replay of the broadcast will be available for at least 30 days following the conference call and can be accessed under the "Quarterly Earnings" section of the "Financials" tab at the aforementioned website.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high-performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra®, HOKA®, Teva®, and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has over 40 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our projected financial results, including net sales, gross margin, SG&A expenses, operating margin, effective tax rate, and diluted earnings per share; the impacts of capacity constraints and cost pressures related to container shortages and port congestion; the scope of our operations at retail stores and distribution centers; the disruptions and impacts caused by the COVID-19 pandemic on our business and operations; our ability to drive future growth and success; and our potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," “could,” "estimate," "expected," "intend," "may," “plan,” “predict,” "project," "should," "will," or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2021, as well as in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information. In addition, readers are cautioned that we may make future changes to our business and operations in response to the challenges and impacts of the COVID-19 pandemic, or in response to other business developments, which changes may be inconsistent with our prior forward-looking statements, and which may not be disclosed in future public announcements.

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Investor Contact:
Erinn Kohler | VP, Investor Relations & Corporate Planning | Deckers Brands | 805.967.7611

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
Net sales	$721,902	$623,525	$1,226,580	$906,694
Cost of sales	354,814	304,548	598,989	445,151
Gross profit	367,088	318,977	627,591	461,543
Selling, general, and administrative expenses	238,907	190,373	437,578	340,638
Income from operations	128,181	128,604	190,013	120,905
Other expense, net	501	640	682	1,013
Income before income taxes	127,680	127,964	189,331	119,892
Income tax expense	25,617	26,410	39,144	26,311
Net income	102,063	101,554	150,187	93,581
Other comprehensive (loss) income
Unrealized gain (loss) on cash flow hedges, net of tax	1,033	(800)	2,491	(447)
Foreign currency translation (loss) gain	(2,537)	6,395	(644)	7,048
Total other comprehensive (loss) income	(1,504)	5,595	1,847	6,601
Comprehensive income	$100,559	$107,149	$152,034	$100,182

Net income per share
Basic	$3.69	$3.62	$5.42	$3.34
Diluted	$3.66	$3.58	$5.37	$3.30
Weighted-average common shares outstanding
Basic	27,651	28,046	27,731	28,024
Diluted	27,896	28,335	27,978	28,314

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollar amounts in thousands)

	September 30, 2021	March 31, 2021
ASSETS		(AUDITED)
Current assets
Cash and cash equivalents	$746,211	$1,089,361
Trade accounts receivable, net	370,361	215,718
Inventories, net	636,270	278,242
Other current assets	90,708	67,478
Total current assets	1,843,550	1,650,799
Property and equipment, net	223,687	206,210
Operating lease assets	190,611	186,991
Other noncurrent assets	152,584	123,705
Total assets	$2,410,432	$2,167,705

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	497,125	231,632
Operating lease liabilities	48,867	46,768
Other current liabilities	136,971	189,968
Total current liabilities	682,963	468,368
Long-term operating lease liabilities	182,089	176,274
Other long-term liabilities	81,634	78,838
Total long-term liabilities	263,723	255,112
Total stockholders' equity	1,463,746	1,444,225
Total liabilities and stockholders' equity	$2,410,432	$2,167,705